Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	978-619-1300
Wednesday October 24, 2018		Michael T. Prior
Chairman and
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports Third Quarter 2018 Results

•                  Another Quarter of Sequential Earnings Growth

•                  Restoration of US Virgin Islands Network Almost Complete

Third Quarter Financial Highlights:

•                  Revenues: $121.1 million

•                  Adjusted EBITDA(1): $38.9 million

•                  Operating income: $30.8 million

•                  Net income attributable to ATN stockholders: $17.0 million, or $1.06 per diluted share

•                  Cash flow from operating activities for first nine months of 2018 was $98.0 million

Beverly, MA (October 24, 2018) — ATN (Nasdaq: ATNI) today reported results for the third quarter ended September 30, 2018.

Business Review and Outlook

“Our third quarter results largely followed the same favorable trends as the second quarter.  We continued to see sequential growth in profitability, reflecting positive comparisons in our international telecom operations and the receipt of additional FCC USF support,” said Michael Prior, Chairman and Chief Executive Officer.  “More specifically, International Telecom’s operating performance benefitted from continued margin expansion in many of our markets, and progress in re-building our U.S. Virgin Islands network, which was destroyed by the September 2017 hurricanes.  We have made significant investments well beyond the additional FCC support to re-build our networks in the USVI, and network performance levels now exceed those that prevailed before the 2017 hurricanes. At this point, our network re-build is substantially complete, though work is continuing in some of the more challenging geographical areas.  However, we believe it will be some time before our wireline service revenues in that market will reach pre-storm levels.   Our U.S. Telecom operation performed in line with our expectations, which has kept us on track to meet our segment revenue guidance of $110 million to $120 million for full year 2018.  In the third quarter we participated in the Connect America Phase II auction to bring fixed broadband and voice services to rural areas in the U.S., and were awarded $79 million in funding over the next 10 years, subject to FCC build out and coverage requirements.  The coverage areas are generally in the Southwestern United States and around our existing mobile network coverage areas.

“In addition to the underlying sequential earnings growth achieved in the third quarter, operating and net income benefitted from a gain on the completion of our previously-disclosed sale of approximately 100 wholesale cell sites in the U.S. Telecom segment. Similarly, we expect to report an additional gain in this year’s fourth quarter following the completion of our recently-announced sale of our U.S. solar portfolio if the transaction closes as and when expected.  At the same time, we are continuing to invest in solar power facilities in other markets and look for other opportunities in the renewable energy sector as well.

“As mentioned last quarter, we have several initiatives under way in which we have invested some of our balance sheet capacity in early-stage small businesses to pursue growth.  We remain optimistic that with pressure on large carriers to seek better network economics and focus internal spending on areas of strategic differentiation, there will be opportunities for us to put capital to work in shared infrastructure solutions,” Mr. Prior noted.

Third Quarter 2018 Financial Results

Third quarter 2018 revenues of $121.1 million were relatively flat compared to the $122.1 million reported for the third quarter of 2017 which was also impacted by the 2017 hurricanes. The sale of our British Virgin Islands business in late 2017 and the destruction of much of our U.S. Virgin Islands wireline network from the 2017 hurricanes reduced revenue by approximately $2.6 million. Additionally, U.S. wireless revenues declined $8.0 million, as anticipated, due to previously-agreed revenue caps and other contract changes.  These reductions were mostly offset by revenue from an additional $7.2 million of USF high cost support funding from the FCC for our U.S. Virgin Islands business and increases in international wireless and broadband revenues.  Adjusted EBITDA(1) for the third quarter of 2018 was $38.9 million, or 3% above the prior year period, primarily due to margin expansion and the additional USF funding received this quarter in the International Telecom segment offsetting the revenue declines in the U.S. Telecom segment.  Operating income for the third quarter was $30.8 million, including a net gain on sale of fixed assets of $13.5 million, compared to the prior year operating loss of $19.6 million, which included $36.6 million of losses from damaged assets and other hurricane related charges.  Net income attributable to ATN’s stockholders for the third quarter was $17.0 million or $1.06 per diluted share compared with the prior year period’s net loss attributable to ATN stockholders of $24.8 million or $1.53 per share.

Revenues for the first nine months of 2018 were $343.4 million, 8% below the $373.5 million reported for the same period in 2017.  This revenue decline reflects the nine-month impact of the revenue changes highlighted in the third quarter comparison.  Correspondingly, Adjusted EBITDA(1) for the first nine months of 2018 was $101.2 million, a decrease of 14% from the prior year period and operating income for the first nine months of 2018 was $50.8 million compared with the prior year period’s operating income of $14.0 million, which included $36.6 million of losses from damaged assets and other hurricane related charges.  Net income attributable to ATN stockholders for the first nine months of 2018 was $18.7 million or $1.16 per diluted share, compared with the prior year period’s net loss attributable to ATN stockholders of $12.0 million or $0.74 per share.

Third Quarter 2018 Operating Highlights

The Company has three reportable segments: (i) U.S. Telecom; (ii) International Telecom; and (iii) Renewable Energy.

(1)  See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

U.S. Telecom

U.S. Telecom revenues consist mainly of wireless revenues from our voice and data wholesale roaming operations and our smaller retail operations in the Southwestern United States, as well as enterprise and wholesale wireline revenues.  Total U.S. Telecom segment revenues were $31.8 million in the third quarter of 2018, a 21% decline from the $40.1 million reported in the third quarter of 2017.  U.S. wireless revenues decreased 21% to $29.8 million compared with $37.8 million in the prior year quarter due to the impact of previously agreed upon wholesale wireless contract changes and the completion of the sale of approximately 100 wholesale wireless cell sites early in the third quarter of 2018.

U.S. Telecom Adjusted EBITDA(1) of $13.5 million in the third quarter of 2018 decreased 38% compared to the prior year period’s $21.7 million.  The decline was mostly due to the reduction in wireless revenues and the sale of sites noted above, along with the cost of our earlier stage business initiatives.

International Telecom

International Telecom consists of a broad range of information and communications services including wireline and wireless data, internet, voice and video service revenues from our operations in Bermuda and the Caribbean.  International Telecom revenues were $83.9 million in the third quarter of 2018, a 9% increase from the $77.0 million reported in the third quarter of 2017 mainly due to increased wireless and broadband revenues in Guyana, the Cayman Islands and Bermuda, and supported by additional USF funding of $7.2 million by the FCC for high cost support received in the quarter. These positive developments more than offset a reduction of approximately $1.6 million in revenue from the extensive network damage in the U.S. Virgin Islands, as well as a $1.0 million revenue reduction due to the sale of our British Virgin Islands business in the third quarter of 2017. While we expect continued sequential revenue improvement in the fourth quarter (excluding the Q3 USF revenue benefit), the level of damage to the U.S. Virgin Islands economy and our customer base and the move by some to secure alternative services may mean that it will take some time before we see a full return to pre-storm levels in that market.  We have significantly invested in re-building the network and have expanded and accelerated plans to build additional resiliency and capabilities into our USVI network.

International Telecom Adjusted EBITDA(1) of $28.6 million in the third quarter increased 41% from $20.3 million in the prior year period.  The increase is primarily the result of the noted additional USF revenue benefit in the U.S. Virgin Islands and in the growth in other markets against a backdrop of improving operating margins.

Renewable Energy

Renewable Energy segment revenues are generated principally by the generation and sale of energy and solar renewable energy credits from our commercial solar projects in the United States and India.  For the third quarter of 2018, revenues from our renewable energy business were $5.4 million, an increase of 8% from $5.0 million in the prior year period due mainly to higher revenue generated from newly completed solar projects in India.  The growth in India power production revenue also drove an increase in Adjusted EBITDA(1) for the Renewable Energy segment to $3.1 million in the third quarter, up $0.5 million from the prior year’s quarter.

The sale of our U.S. solar portfolio currently is expected to close in the fourth quarter and we expect to record a gain on this sale.  The transaction will reduce this segment’s revenue and Adjusted EBITDA(1) compared to the prior year periods beginning in the period of the sale.  In the third quarter of 2018 the U.S. solar portfolio had revenues of $4.2 million.

Balance Sheet and Cash Flow Highlights

Total cash at September 30, 2018 was $174.0 million.  Additionally, the Company ended the third quarter with $0.3 million in short-term investments.  Net cash provided by operating activities was $98.0 million for the first nine months of 2018, compared with $122.0 million for the prior year period.  The decrease in net cash provided by operating activities is primarily due to the revenue reductions in the U.S. Telecom wireless business and the wireline business in the U.S. Virgin Islands.  During the first nine months of 2018, the Company used net cash of $143.6 million for investing and financing activities.  This included $78.9 million of capital expenditures for network repairs and resiliency enhancements to the network following the 2017 hurricanes in the U.S. Virgin Islands,   $75.4 million in other capital expenditures and $15.3 million in partner distributions.  The $78.9 million of repairs and resiliency enhancements were partially offset by $34.6 million of insurance proceeds and $15.4 million of FCC USF support.  We also estimate that capital expenditures in the telecom segments for the full year 2018 will be between $90.0 and $95.0 million, as we see strong customer demand for the fiber network expansions in the International Telecom segment, and have accelerated certain of the growth capital expenditures planned for 2019 into 2018.

The pending sale of the U.S. solar business resulted in the classification of the related assets and liabilities of that business as held for sale as of September 30, 2018.  As a result, $97.5 million of assets and $80.7 million of liabilities are presented as held for sale on the balance sheet as of September 30, 2018.

Conference Call Information

ATN will host a conference call on Thursday, October 25, 2018 at 9:30 a.m. Eastern Time (ET) to discuss its third quarter 2018 results. The call will be hosted by Michael Prior, Chairman and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 3846598. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on October 25, 2018.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, invests in and operates communications, energy and technology businesses in the United States and internationally, including the Caribbean region and Asia-Pacific, with a particular focus on markets with a need for significant infrastructure investments and improvements. Our operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) distributed solar electric power to corporate and government customers and (iii) wholesale communications infrastructure services such as terrestrial and submarine fiber optic transport, communications tower facilities, managed mobile networks, and in-building systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the estimated timeline for the rebuilding of our   operations and revenues from our customers in the U.S. Virgin Islands following the hurricanes; our estimates of total losses due to the hurricanes and our estimated costs of restoring hurricane-damaged services; our ability to receive financial support from the government for our rebuild in the U.S. Virgin Islands and the timing of such support; the competitive environment in our key markets, demand for our services and industry trends; the pace of expansion and improvement of our telecommunications network and renewable energy operations including our level of estimated future capital expenditures and our realization of the benefits of these investments; the anticipated timing of our build schedule and energy production of our India renewable energy projects; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results

indicated in these statements as a result of many factors, including, among others, (1)   our ability to fully restore our networks and customer services in the U.S. Virgin Islands to the level prior to the 2017 hurricanes, including obtaining governmental or other support necessary to do so; (2) our ability to execute planned network expansions and upgrades in our various markets; (3) the general performance of our operations, including operating margins, revenues, capital expenditures, and the future growth and retention of our major customers and subscriber base and consumer demand for solar power; (4) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (5) economic, political and other risks facing our operations; (6) our ability to maintain favorable roaming arrangements and satisfy the needs and demands of our major wireless customers; (7) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (8) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (9) our ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (10) increased competition; (11) our ability to expand our renewable energy business; (12) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) the occurrence of weather events and natural catastrophes; (15) our continued access to capital and credit markets; (16) the risk of currency fluctuation for those markets in which we operate; (17) the closing of the U.S. solar asset sale as and when expected and the satisfaction of the conditions to closing ; and (18)  our ability to realize the value that we believe exists in our businesses.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, ATN has presented the following measures in this release and in the tables included herein:  Adjusted EBITDA; Operating Income excluding hurricane charges; Net income (loss) attributable to ATN’s stockholders excluding hurricane charges; and Net income (loss) per share attributable to ATN stockholders excluding hurricane charges.

Adjusted EBITDA is defined as net income attributable to ATN stockholders before (gain) loss on disposition of long-lived assets, restructuring charges, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, loss on damaged assets and other hurricane charges, net of insurance recovery and net income attributable to non-controlling interests.

Operating Income excluding hurricane charges is defined as Operating Income (Loss) adjusted for loss on damaged assets and other hurricane related charges.  Net income (loss) attributable to ATN stockholders excluding hurricane charges is defined as Net income (loss) attributable to ATN stockholders adjusted for loss on damaged assets and other hurricane related charges.

Net income (loss) per share attributable to ATN stockholders excluding hurricane charges is defined as net income (loss) per share attributable to ATN stockholders adjusted for loss on damaged assets and other hurricane related charges.

The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances the usefulness of comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.  While our non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating our own operating results over different periods of time, we urge investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	September 30,	December 31,
	2018	2017
Assets:
Cash and cash equivalents	$161,112	$207,956
Restricted cash	1,071	833
Short-term investments	314	7,076
Other current assets	89,323	127,063
Assets held for sale	97,477	—
Total current assets	349,297	342,928

Long-term restricted cash	11,768	11,101
Property, plant and equipment, net	614,427	643,146
Goodwill and other intangible assets, net	169,785	171,656
Other assets	38,773	36,774
Total assets	$1,184,050	$1,205,605

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$4,688	$10,919
Taxes payable	12,789	6,751
Other current liabilities	117,176	144,035
Liabilities held for sale	80,673	—
Total current liabilities	215,326	161,705

Long-term debt, net of current portion	$87,183	$144,873
Deferred income taxes	7,614	31,732
Other long-term liabilities	44,880	37,072
Total long-term liabilities	139,677	213,677

Total liabilities	355,003	375,382

Total ATN International, Inc.’s stockholders’ equity	697,655	688,727
Non-controlling interests	131,392	141,496
Total equity	829,047	830,223

Total liabilities and stockholders’ equity	$1,184,050	$1,205,605

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Wireless	$52,003	$60,305	$153,046	$175,777
Wireline	63,717	56,817	173,083	182,777
Renewable energy	5,418	5,010	17,272	14,938
Total revenue	121,138	122,132	343,401	373,492

Operating expenses:
Termination and access fees	29,866	30,554	84,037	94,478
Engineering and operations	18,177	18,852	54,738	57,881
Sales, marketing and customer service	8,995	8,440	25,969	26,176
General and administrative	25,210	26,660	77,470	77,089
Transaction-related charges	178	61	642	887
Depreciation and amortization	21,384	21,157	64,602	65,904
(Gain) Loss on disposition of assets	(13,496)	(593)	(15,509)	513
Loss on damaged assets and other hurricane related charges	—	36,566	666	36,566
Total operating expenses	90,314	141,697	292,615	359,494

Operating income (loss)	30,824	(19,565)	50,786	13,998

Other income (expense):
Interest expense, net	(1,661)	(1,645)	(5,339)	(5,480)
Loss on deconsolidation of subsidiary	—	—	—	(529)
Other income (expense)	(1,244)	(650)	(3,042)	(1,631)
Other expense, net	(2,905)	(2,295)	(8,381)	(7,640)

Income (Loss) before income taxes	27,919	(21,860)	42,405	6,358
Income tax expense (benefit)	7,010	(884)	13,018	4,839

Net Income (Loss)	20,909	(20,976)	29,387	1,519

Net income attributable to non-controlling interests, net	(3,887)	(3,784)	(10,705)	(13,535)

Net Income (Loss) attributable to ATN International, Inc. stockholders	$17,022	$(24,760)	$18,682	$(12,016)

Net income (loss) per weighted average share attributable to ATN International, Inc. stockholders:

Basic Net Income	$1.07	$(1.53)	$1.17	$(0.74)

Diluted Net Income	$1.06	$(1.53)	$1.16	$(0.74)

Weighted average common shares outstanding:
Basic	15,958	16,178	15,987	16,177
Diluted	16,021	16,178	16,042	16,177

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Nine Months Ended September 30,
	2018	2017

Net income	$29,387	$1,519
Depreciation and amortization	64,602	65,904
Provision for doubtful accounts	4,199	3,041
(Gain) Loss on disposition of assets	(15,509)	513
Loss on deconsolidation of subsidiary	—	529
Stock-based compensation	5,071	5,437
Loss on damaged assets and other hurricane related charges	—	35,213
Loss in equity method investments	—	2,033
Deferred income taxes	(3,062)	1,456
Change in prepaid and accrued income taxes	10,558	(7,966)
Change in other operating assets and liabilities	(20)	14,393
Other non-cash activity	2,788	(84)

Net cash provided by operating activities	98,014	121,988

Capital expenditures	(75,375)	(108,276)
Hurricane rebuild capital expenditures	(78,903)	—
Hurricane insurance proceeds	34,606	—
Acquisition of business	—	(1,183)
Sale of business, net of transferred cash of $0 and $2.1 million	926	22,381
Purchases of spectrum licenses and other intangible assets, including deposits	—	(36,832)
Net proceeds from sale of assets	4,130	—
Purchases of investments	(3,000)	(18,107)
Proceeds from sale of investments	6,564	2,761
Government grants	5,400	—

Net cash used in investing activities	(105,652)	(139,256)

Dividends paid on common stock	(8,153)	(16,502)
Distributions to non-controlling interests	(15,271)	(3,583)
Principal repayments of term loan	(5,723)	(5,446)
Proceeds from new borrowings	—	8,571
Purchases of common stock	(3,677)	(11,139)
Acquisition of business, net of acquired cash of $0	—	(1,178)
Repurchases of non-controlling interests	(5,196)	(1,104)
Other	72	727

Net cash used in financing activities	(37,948)	(29,654)

Effect of foreign currency exchange rates on total cash	(353)	200

Net change in total cash	(45,939)	(46,722)

Total cash, cash equivalents and restricted cash, beginning of period	219,890	288,358

Total cash, cash equivalents and restricted cash, end of period	$173,951	$241,636

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended September 30, 2018 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$29,784	$22,219	$—	$—	$52,003
Wireline	2,024	61,693	—	—	63,717
Renewable Energy	—	—	5,418	—	5,418
Total Revenue	$31,808	$83,912	$5,418	$—	$121,138

Operating Income (Loss)	$22,773	$16,239	$(177)	$(8,011)	$30,824
Non-controlling interest ( net income or (loss) )	$(1,299)	$(2,375)	$(213)	$—	$(3,887)

Non GAAP measure:
Adjusted EBITDA	$13,529	$28,645	$3,090	$(6,375)	$38,889

Balance Sheet Data (at September 30, 2018):
Cash, cash equivalents and investments	$25,202	$50,753	$12,085	$73,386	$161,426
Assets held for sale	—	—	97,477	—	97,477
Total current assets	48,003	99,624	121,070	80,600	349,297
Fixed assets, net	80,088	473,086	41,716	19,537	614,427
Total assets	187,831	640,123	178,663	177,433	1,184,050
Liabilities held for sale	—	—	80,673	—	80,673
Total current liabilities	23,825	84,310	84,659	22,532	215,326
Total debt	—	91,871	—	—	91,871

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended September 30, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$37,774	$22,531	$—	$—	$60,305
Wireline	2,336	54,481	—	—	56,817
Renewable Energy	—	—	5,010	—	5,010
Total Revenue	$40,110	$77,012	$5,010	$—	$122,132

Operating Income (Loss)	$15,987	$(28,531)	$976	$(7,997)	$(19,565)
Non-controlling interest ( net income or (loss) )	$(1,268)	$(2,243)	$(273)	$—	$(3,784)

Non GAAP measure:
Adjusted EBITDA	$21,695	$20,300	$2,632	$(7,001)	$37,626

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the nine months ended September 30, 2018 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$85,767	$67,279	$—	$—	$153,046
Wireline	4,824	168,259	—	—	173,083
Renewable Energy	—	—	17,272	—	17,272
Total Revenue	$90,591	$235,538	$17,272	$—	$343,401

Operating Income (Loss)	$35,839	$37,449	$3,687	$(26,189)	$50,786
Non-controlling interest ( net income or (loss) )	$(2,771)	$(7,209)	$(725)	$—	$(10,705)

Non GAAP measure:
Adjusted EBITDA	$38,208	$74,055	$10,691	$(21,767)	$101,187

Statement of Cash Flow Data:
Capital expenditures	$9,460	$136,791	$1,641	$6,386	$154,278

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the nine months ended September 30, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$110,398	$65,379	$—	$—	$175,777
Wireline	10,483	172,294	—	—	182,777
Renewable Energy	—	—	14,938	—	14,938
Total Revenue	$120,881	$237,673	$14,938	$—	$373,492

Operating Income (Loss)	$44,520	$(7,833)	$3,263	$(25,952)	$13,998
Non-controlling interest ( net income or (loss) )	$(5,441)	$(7,256)	$(838)	$—	$(13,535)

Non GAAP measure:
Adjusted EBITDA	$64,131	$67,247	$8,204	$(21,714)	$117,868

Statement of Cash Flow Data:
Capital expenditures	$17,395	$54,775	$31,327	$4,779	$108,276

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the year ended December 31, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Balance Sheet Data (at December 31, 2017):
Cash, cash equivalents and investments	$19,585	$110,700	$8,120	$76,627	$215,032
Total current assets	40,975	190,396	18,060	93,497	342,928
Fixed assets, net	99,462	367,485	158,447	17,752	643,146
Total assets	200,142	629,007	192,406	184,050	1,205,605
Total current liabilities	41,248	91,887	14,754	13,816	161,705
Total debt	—	94,577	61,215	—	155,792

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Operational Data

	Quarter ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2017	2017	2018	2018	2018

U.S. Telecom Operational Data:
Wireless - Total Domestic Base Stations	1,061	1,100	1,122	1,121	1,035

International Telecom Operational Data:
Wireline - Voice / Access lines*	162,500	161,500	165,300	168,400	170,400
Wireline - Data Subscribers*	105,000	107,000	109,800	113,200	115,900
Wireline - Video Subscribers	46,700	45,700	44,500	43,400	43,600
Wireless - Subscribers*	302,000	307,200	310,700	308,700	301,300

* Subscriber counts were adjusted for all periods presented based upon a change in methodology

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended September 30, 2018 and 2017

Three Months Ended September 30, 2018

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net income attributable to ATN International, Inc. stockholders					$17,022
Net income attributable to non-controlling interests, net of tax					3,887
Income tax expense					7,010
Other (income) expense, net					1,244
Interest expense, net					1,661
Operating income	$22,773	$16,239	$(177)	$(8,011)	$30,824
Depreciation and amortization	5,665	12,441	1,819	1,458	21,383
(Gain) Loss on disposition of assets	(14,909)	(35)	1,448	—	(13,496)
Transaction-related charges	—	—	—	178	178
Adjusted EBITDA	$13,529	$28,645	$3,090	$(6,375)	$38,889

Three Months Ended September 30, 2017

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income (loss) attributable to ATN International, Inc. stockholders					$(24,760)
Net income attributable to non-controlling interests, net of tax					3,784
Income tax benefit					(884)
Other expense, net					650
Interest expense, net					1,645
Operating income	$15,987	$(28,531)	$976	$(7,997)	$(19,565)
Depreciation and amortization	6,301	12,088	1,656	1,112	21,157
(Gain) Loss on disposition of assets	(593)	—	—	—	(593)
Loss on damaged assets and other hurricane related charges, net of insurance recovery	—	36,566	—	—	36,566
Transaction-related charges	—	177	—	(116)	61
Adjusted EBITDA	$21,695	$20,300	$2,632	$(7,001)	$37,626

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Reconciliation of Net Income to Adjusted EBITDA for the Nine Months Ended September 30, 2018 and 2017

Nine Months Ended September 30, 2018

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net income attributable to ATN International, Inc. stockholders					$18,682
Net income attributable to non-controlling interests, net of tax					10,705
Income tax expense					13,018
Other (income) expense, net					3,042
Interest expense, net					5,339
Operating income	$35,839	$37,449	$3,687	$(26,189)	$50,786
Depreciation and amortization	19,013	35,907	5,492	4,190	64,602
(Gain) Loss on disposition of assets	(17,054)	33	1,512	—	(15,509)
Loss on damaged assets and other hurricane related charges	—	666	—	—	666
Transaction-related charges	410	—	—	232	642
Adjusted EBITDA	$38,208	$74,055	$10,691	$(21,767)	$101,187

Nine Months Ended September 30, 2017

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income attributable to ATN International, Inc. stockholders					$(12,016)
Net income attributable to non-controlling interests, net of tax					13,535
Income tax expense					4,839
Other expense, net					1,631
Loss on deconsolidation of subsidiary					529
Interest expense, net					5,480
Operating income	$44,520	$(7,833)	$3,263	$(25,952)	$13,998
Depreciation and amortization	19,098	38,337	4,941	3,528	65,904
(Gain) Loss on disposition of assets	513	—	—	—	513
Loss on damaged assets and other hurricane related charges	—	36,566	—	—	36,566
Transaction-related charges	—	177	—	710	887
Adjusted EBITDA	$64,131	$67,247	$8,204	$(21,714)	$117,868

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Table 6

ATN International, Inc.

(In Thousands)

Reconciliation of GAAP measures to Non-GAAP measures

Reconciliation of Operating Income (Loss) to Operating Income excluding hurricane charges, Net Income (Loss) attributable to ATN stockholders to Net Income (Loss) attributable to ATN stockholders excluding hurricane charges and Net Income (Loss) per share attributable to ATN stockholders to Net Income (Loss) per share attributable to ATN stockholders excluding hurricane charges

For the Three Months Ended September 30, 2018 is as follows:

	Operating Income (Loss)	Net Income (Loss) Attributable to ATN Stockholders	Net Income (Loss) per share Attributable to ATN Stockholders

GAAP - As reported	$30,824	$17,022	$1.06
Adjust for: Loss on damaged assets and other hurricane related charges	—	—	—
Tax effect	—	—	—
Non-GAAP	$30,824	$17,022	$1.06

For the Three Months Ended September 30, 2017 is as follows:

	Operating Income (Loss)	Net Income (Loss) Attributable to ATN Stockholders	Net Income (Loss) per share Attributable to ATN Stockholders

GAAP - As reported	$(19,565)	$(24,760)	$(1.53)
Adjust for: Loss on damaged assets and other hurricane related charges	36,566	36,566	2.26
Tax effect	—	69	0.00
Non-GAAP	$17,001	$11,875	$0.73

For the Nine Months Ended September 30, 2018 is as follows:

	Operating Income (Loss)	Net Income (Loss) Attributable to ATN Stockholders	Net Income (Loss) per share Attributable to ATN Stockholders

GAAP - As reported	$50,786	$18,682	$1.16
Adjust for: Loss on damaged assets and other hurricane related charges	666	666	0.04
Tax effect	—	—	—
Non-GAAP	$51,452	$19,348	$1.20

For the Nine Months Ended September 30, 2017 is as follows:

	Operating Income (Loss)	Net Income (Loss) Attributable to ATN Stockholders	Net Income (Loss) per share Attributable to ATN Stockholders

GAAP - As reported	$13,998	$(12,016)	$(0.74)
Adjust for: Loss on damaged assets and other hurricane related charges	36,566	36,566	2.26
Tax effect	—	69	0.00
Non-GAAP	$50,564	$24,619	$1.52